UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2009

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

\

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities

On September 7, 2009, MEMC Electronic Materials Inc. (the “Company”) committed to termination of all crystal and wafering production at its St. Peters, Missouri and Sherman, Texas plants. The Company has announced that it intends to stop all wafer production at the St. Peters plant by the end of the second quarter of 2010 and all crystal and epi production at that plant by the end of the first quarter of 2011. MEMC corporate headquarters, research and development and advanced silicon on insulator (SOI) manufacturing are expected to continue at the St. Peters facility. Once production at the Sherman, Texas facility has been phased out by the end of the first quarter of 2011, the Company intends to sell it.

These actions are being taken to reduce manufacturing costs and shift manufacturing to other locations which are closer to a number of the Company’s customers. The actions are expected to affect approximately 540 employees in the United States. The Company intends to provide severance benefits to those employees who will be terminated and expects to incur charges related to the terminations of approximately $18 million. The Company expects to record $17 million of these charges in the third quarter of 2009 and to make the related severance payments at the time of the final production dates for the facilities through the second quarter of 2011. The Company also anticipates charges of approximately $55-60 million for contract terminations and other related move costs associated with the closings. The Company expects to expense these charges as incurred starting in the fourth quarter of 2009 until the final production date. In total, the Company expects to incur approximately $73-78 million in cash costs associated with these announcements. The Company expects that the facility closings will result in an annualized savings beginning in third quarter of 2010 of approximately $10 million, rising to approximately $55 million of annualized savings beginning in the second quarter of 2011.

The Company issued a press release on September 8, 2009 announcing these plans. A copy of that press release is furnished with this Form 8-K as Exhibit 99.1.

This Form 8-K includes certain forward-looking statements, including that the company plans to cease wafer and ingot production at facilities in Sherman, Texas and St. Peters, Missouri in stages during 2010 and early 2011; that the company expects to incur charges related to the related employment terminations of approximately $18 million, including recording $17 million of these charges in the third quarter of 2009 and to make the related severance payments at the time of the final production date through the second quarter of 2011; that the company anticipates charges of approximately $55-60 million for contract terminations and other related move costs associated with the closings; that the company expects to incur approximately $73-78 million in cash costs associated with these announcements; and that the company expects that the facility closings will result in an annualized savings beginning in third quarter of 2010 of approximately $10 million, rising to approximately $55 million of annualized savings beginning in the second quarter of 2011. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include assumptions underlying management’s financial estimates, both for the third quarter of 2009 and the expected restructuring costs and potential annualized savings from these site consolidations; utilization of our manufacturing capacity; delays in capacity relocation or expansion; general economic conditions; inventory levels of our customers; supply chain difficulties or problems; interruption of production; good working order of our manufacturing facilities; our ability to further reduce manufacturing and operating costs; changes in financial market conditions; and other risks described in the company's filings with the Securities and Exchange Commission.

Item 8.01.   Other Information.

On September 8, 2009, the company provided a business update in its press release dated September 8, 2009, a copy of which is furnished with this Form 8-K.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits	Item
99.1	Press release dated September 8, 2009 furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: September 8, 2009	By:	/s/ Kenneth H. Hannah
Name: Kenneth H. Hannah Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Number	Item

99.1	Press release dated September 8, 2009 furnished with this report.